Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number: 333-271422
June 2023


BranchOut
CRISPY
BRUSSELS SPROUTS
WITH SEA SALT
BELL PEPPER
CRISPS
WITH SEA SALT
CHOCOLATE DIPPED CHEWY
BANANA
BITES
CHOCOLATE DIPPED
AVOCADO
CHIPS
CHILI LIME

Disclaimer

Certain information set forth in this presentation contains “forward-looking information”, including “future-oriented financial information” and “financial outlook”, under applicable securities laws (collectively referred to herein as forward-looking statements). Except for statements of historical fact, the information contained herein constitutes forward-looking statements and includes, but is not limited to, the (i) projected financial performance of the Company; (ii) the expected development of the Company’s business, projects, and joint ventures; (iii) execution of the Company’s vision and growth strategy, including with respect to future M&A activity and global growth; (iv) sources and availability of third-party financing for the Company’s projects; (v) completion of the Company’s projects that are currently underway, in development or otherwise under consideration; (vi) renewal of the Company’s current customer, supplier and other material agreements; and (vii) future liquidity, working capital, and capital requirements.

Forward-looking statements are provided to allow potential investors the opportunity to understand management’s beliefs and opinions in respect of the future so that they may use such beliefs and opinions as one factor in evaluating an investment. These statements are not guarantees of future performance and undue reliance should not be placed on them. Such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause actual performance and financial results in future periods to differ materially from any projections of future performance or result expressed or implied by such forward-looking statements.

Although forward-looking statements contained in this presentation are based upon what management of the Company believes are reasonable assumptions, there can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change except as required by applicable securities laws. The reader is cautioned not to place undue reliance on forward-looking statements.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. A copy of the preliminary prospectus can be found for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Alexander Capital LP at 212-687-5650 or info@alexandercapitallp.com.

Transaction Summary

Issuer	BranchOut Food Inc.
Exchange	Nasdaq Capital Market
Ticker	BOF
Offering Type	Initial Public Offering
Security	Common Stock
Expected Offering Size (mid-point)	1,100,000 shares
Expected Offering Amount	$7,700,000
Over-Allotment Option	15% (100% Primary)
Price Range	$6.00 – $8.00
Settlement	T+2
Sole Book-Running Manager	Alexander Capital, L.P.
Co-Manager	Spartan Capital Securities, LLC
Anticipated Pricing	Week of June 12th
Use of Proceeds	Repayment of indebtedness, working capital, and general corporate purposes, including operating expenses and capital expenditures.

About BranchOut

BranchOut Food is an international food-tech company delivering truly great natural snacks and real superfood ingredients enabled by our licensed dehydration technology.


Bend OR - Headquarters
Dallas TX -
Packaging & Warehouse
Peru - Factory
Chile - Factory







From Farm to Pack in 10 days



Our South American co-manufacturers are located in one of the world's most abundant fruit and vegetable growing regions.

Leveraging our vast network of local farmers, we select the freshest raw produce close to the factory. We then dehydrate and package immediately, locking in Mother Nature's goodness.





Positioned for Growth

BranchOut's branded and private label offerings are aligned with significant market trends in the Food Industry. Categories such as snacks, dried fruit, plant-based and private label are large and rapidly growing markets in the US and abroad.

- Total US Snack Food market amounts to **$108.50bn** in 2023. The market is expected to grow annually by **6.1%** (CAGR 2023-2030)[1].
- Total US Dried Fruit Category - **$1.2bn** last 52 weeks, up **2.9%** year over year[2].
- Total US Plant-based Category in 2023 is estimated at **$8.0bn**. The market is expected to grow at a compound annual growth rate (CAGR) of **12.2%** from 2023 to 2033[3]. The growth of the US plant-based category is being driven by several factors, including:
    - Increasing consumer demand for healthier and more sustainable food options.
    - Growing awareness of the environmental impact of animal agriculture.
    - The rise of flexitarian and vegan diets.
- Total US Private Label food and beverages market was **$229bn** in 2022. The market is expected to grow at a compound annual growth rate (CAGR) of **11.3%** from 2022 to 2027[4]. The growth is being driven by:
    - Food price inflation driving consumers to lower cost, private label (store brand) options.
    - Growing awareness of private label quality.
    - Retailers push to build their store brand.

1. https://www.statista.com/outlook/cmo/food/confectionery-snacks/snack-food/united-states; https://www.grandviewresearch.com/industry-analysis/savory-snacks-market
2. Nielsen Scan Data
3. https://gfi.org/marketresearch; https://www.plantbasedfoods.org; https://www.spins.com/plant-based-insights
4. https://plma.com/article/plma-releases-2023-private-label-report

GentleDry Technology®



GentleDry Technology preserves Mother Nature's color, flavor, and nutrition like never before!

Conventional drying methods, such as air-drying and freeze-drying, employ hot air or freezing and multi-day long process times. The result is low-quality products that are brown and leathery or have muted colors with a chalky texture.

Our GentleDry process never freezes, oxidizes, or excessively heats our fresh fruits and vegetables and completes the process in only 30-40 minutes. This leaves our dried fruits and vegetables as close to "raw" as possible. We get more vibrant colors, intense flavors, unique textures and retain the majority of the original nutritional value.



How do we do this?

GentleDry Technology uses a combination vacuum chamber & radiant energy resulting in a rapid and gentle drying process. The vacuum removes the air around the product, eliminating oxidative browning and lowering the water's boiling point to near room temperature. This enables a more efficient energy transfer and boils the water out rapidly without exposing the products to excessive heat[1].

GentleDry is the next generation in dehydration technology with 17+ patents licensed to BranchOut. We have exclusivity on certain products and non-exclusivity on others.

1. https://www.enwave.net

GentleDried Products Taste Better

Aromatic Components from Pineapple (µg kg-1)		
Compound	**GentleDry**	**Freeze Dried**
3-Metilbutanal	0.96	0.05
2-Metilbutanal	0.53	0.04
2-metilbutirato de metilo	0.32	0.26
Hexanal	0.02	0.13
Furfural	0.48	0.05
2-metilbutirato de etilo	0.35	0.22
Actetato de isoamilo	0.07	0.02
Hexanoato de metil	6.01	3.46
Hexanoato de etilo	10.88	1.79
Octanal	0.10	0.11
Heptanoato de metilo	0.26	0.34
2-Etilhexanol	0.09	0.13
Limoneno	0.05	0.02
cis-Ocimeno	0.84	0.05
trans-b-Ocimeno	5.76	0.26
Heptanoato de etilo	0.31	0.08
Nonanal	0.64	0.40
Octanoato de metilo	10.64	4.29
Ácido octanoico	0.08	0.20
cis-4-octenoato de etilo	0.47	0.02
Octanoato de etilo	8.76	1.86
cis-4-decanoato de metilo	1.47	0.36
Decanoato de metilo	0.25	0.10
E-4-decanoato de etilo	0.99	0.21
Decanoato de etilo	0.21	0.11
TOTAL	**50.5**	**14.5**

Pineapple Example:

The aromatic compounds that makeup pineapple's flavor and aroma were tested by Eurofins Scientific (third-party lab). The total was 3X higher than freeze-dried. Air-dried pineapple compounds measured near zero or were undetectable.

- Ethyl hexanoate - gives pineapple its characteristic smell:
  - 6X times higher than freeze-dried equivalent.
- Trans-β-Ocimene - monoterpene that gives a pleasantly sweet, floral, herbal aroma:
  - 22X higher than freeze-dried equivalent.
- Total compounds measured were 3.5X higher than freeze-dried.



GentleDried For Better Texture & Color

Banana Example:







GentleDried Bananas

- Perfect, fresh-looking color.
- Customizable texture: crunchy, chewy, or puffed like a marshmallow.



Freeze-dried Bananas

- Muted, dull color.
- Chalky texture.

Air-dried Bananas

- Brown color.
- Sticky, leathery texture.

GentleDried For Better Nutrition

Various products were tested by Eurofins Scientific (third-party lab) for key nutritional components. The results proved a significantly higher retention rate compared to freeze-dried and air-dried equivalents.

Product	Nutritional level	GentleDry	Freeze-dry	Air-dry
MANGO	**Vitamin C** (mg/100g)	34.1	23.4	15.0
CHERRY	**Polyphenols** (mg/g)	11.2	4.4	0 detected
GOLDENBERRY	**Vitamin C** (mg/100g)	332.2	240	11
CAMU CAMU	**Vitamin C** (mg/100g)	≥ 25,000	10,000 – 12,500	3,000 – 6,000
LUCUMA	**Vitamin A (β-caroteno)** (μg/100g)	1,250	No product available	216

Technology Comparison



	Color	Texture	Flavor	Proccesing Time	Nutritional Content	IP	Successful with Avocados & Bananas?
Air Drying	Brown	Leathery	Low	13 Hours	Low	None	✗
Freeze Drying	Muted or Whitened	Hard, Chalky	Medium	32 Hours	Medium to High	None	✗
GentleDry Tech.	Natural, Vibrant Color	Puffed & Crunchy or Chewy	High	30 Minutes	High	17+ patents	✓

Three Growth Channels

Growth Channel #1 – Branded Retail

Eight unique snacks, positioned for all retail channels.


BranchOut
AVOCADO CHIPS
Real Avocado Slices, Dried and Seasoned
SEA SALT
CHILI LIME
BANANA BITES
CHOCOLATE DIPPED CHEWY BANANA BITES
CHOCOLATE DIPPED
NET WT 2.3 OZ (65g)
PINEAPPLE CHIPS
KETO FRIENDLY
CRISPY BRUSSELS SPROUTS
BELL PEPPER CRISPS
WITH SEA SALT
NET WT 0.9 OZ (26g)

BranchOut Brand Fruit Powders

Avocado, Banana & Blueberry. The three most common fruit smoothie ingredients are now shelf stable.


Vitamix
KETO
BranchOut
AVOCADO POWDER
Quick & Easy for:


BranchOut
BANANA POWDER
Quick & Easy for:
Smoothies or any Banana Creation
BranchOut
BLUEBERRY POWDER
Quick & Easy for:
Smoothies or any Blueberry Creation
KETO
BranchOut
AVOCADO POWDER

BranchOut Brand Select Customers

NASSAU CANDY
Specialty Confections & Fine Foods

DOT

KeHE

Kroger

Walmart
Save money. Live better.

giant eagle

Roche Bros.

L&B
LUNDS&BYERLYS

unfi
united natural foods

LIPARI

SPROUTS
FARMERS MARKET

HyVee
EMPLOYEE OWNED

Stop&Shop

MARKET OF CHOICE

COSTCO
WHOLESALE

FRESH THYME
FARMERS MARKET

Haggen
NORTHWEST FRESH

Growth Channel #2 – Private Label

Private Label is a $200+ Billion market growing at over 11% per year[1]. With BranchOut's unique technology platform and South American supply chain, we are positioned for success in this market.

- 2023 Walmart private label success:
  - Dried Fruit Set – Prunes
  - Produce Set - Carrots, brussels sprouts, raisins, and Peruvian corn.
  - Combined annualized estimate revenue ~$10mm.
  - Strong relationship for future growth opportunities.
  - First order delivered on May 2023.

Walmart

- Recently partnered with Daymon Worldwide to focus on scaling private label[2].
  - Daymon Worldwide is a leading provider of retail branding and sourcing services. They help retailers and suppliers connect, develop, launch, and grow private-label brands.
  - They have sales representatives embedded in 46 of the largest retailers and sell to 120 retailers.

Daymon

- Additional private label opportunities:
  - Currently in discussions with Trader Joe's for multiple items.
  - Working with the US Army to develop potential inclusions for Meal, Ready-to-Eat (MRE).
  - Working with a national salad dressing brand on innovative new salad toppers for national distribution.
  - In discussions with multiple additional national retailers, including Kroger, Whole Foods Market, and Sprouts.

1. https://plma.com/article/plma-releases-2023-private-label-repor
2. https://www.daymon.com/

What Can we make for you?








Fruit Pieces	Vegetable Pieces	Fruit & Vegetable Powders
Avocado	Bell Pepper (Three colors)	Avocado Powder
Golden Berry	Mushrooms (Button)	Banana powder
Banana	Portobello	Apple powder
Mango	Broccoli	Mango powder
Pineapple	Zucchini	Pineapple powder
Blueberry	Snap Peas	Blueberry powder
Strawberry	Cherry Tomato	Strawberry powder
Mandarin	Carrot	Lucuma powder
Apples	Asparagus	Mandarin powder
Plantains	Brussel Sprouts	Yacon powder
Red or Green Grapes	Beets	Ginger powder
Papaya	Okra	Turmeric powder
Dragon Fruit/pitaya	Green Beans	Purple Corn powder
Blackberry, raspberry	Pumpkin	Yellow Chilli powder
Watermelon, cantaloupe	Eggplant	Camu Camu powder > 20% VitC
	Cucumber	Golden Berry powder
	Sweet potato	Maqui Powder
	Oca, yacon	
	Cauliflower	




Growth Channel #3 – Industrial Ingredients

The US dried fruit powder market is projected to reach USD 5.4 billion by 2030, exhibiting a CAGR of 6.7% between 2023 to 2030[1]. The growth of the market can be attributed to the increasing demand for functional foods and beverages, rising health consciousness among consumers, and growing popularity of natural and organic products.

- BranchOut's technology, South American supply chain, and in-house powder milling capabilities position us for success in this market.
- We believe quality avocado powders and fragments have never been offered as an ingredient before. BranchOut has the exclusive license to produce these items.





1. https://www.marketdataforecast.com/market-reports/fruit-powders-market

Primary Revenue Drivers

The newly built Peru production facility is now online – potentially increasing capacity from $1mm to $30mm.

Secured Revenue for 2023 – $10.3mm annualized based on the following:

- Walmart – Dried Fruit Category: contractually committed to two prune items. Walmart values the contract at $6.7mm in annualized sales beginning in May 2023.
- Walmart – Produce Category: contractually committed to four items, carrots, brussels sprouts, raisins, and Peruvian corn. Walmart values the contract at $3.6mm in annualized sales beginning in October 2023.
- Costco, LA Region – Committed to $230k in pineapple chips for one 12-week rotation beginning in August 2023.
- New retailer commitments for branded items include the following: Jacksons (~300 stores), Giant & Giant Martin (~250 stores), and Festival Foods (~100 stores).

Upcoming Market Opportunities:

- Private label projects with Trader Joe's, Kroger, Whole Foods Market, and Sprouts. All are aimed at 2024.
- In discussions with Costco Midwest and Costco Bay Area for multiple orders.
- Nationally recognized producer of food items committed to a line of salad toppers. Expected $1mm revenue during their 3,000-store test in Q1 2024. BranchOut's salad toppers will roll out nationally to all 23,000 stores if testing goes well.
- US Army – developing multiple items to be tested in their new MRE program.

Competitive Edge

IP Moat:

- In our opinion, emerging food brands rarely have IP but instead rely on outspending the competition on marketing and brand awareness.
- BranchOut is different; our licensed dehydration technology has 17 patents; we have exclusivity on specific products and non-exclusivity on others. This gives BranchOut space to build a sustainable and profitable business.
- The Licensor is the global leader in this technology; we see no other competition.
- As an early adopter, BranchOut has gained considerable "know-how" on manufacturing superior dried fruit and vegetable-based products.
- Awarded registered ™ on "BranchOut" and "GentleDry".

Out Ahead:

- BranchOut is positioned to produce various products for private labels and the BranchOut brand.
- Positioned in Peru for access to fresh fruit and vegetables and low labor costs.
- High barrier to entry, both in terms of time and cost. To replicate what we have:
  - Order new machine: estimated 12 months & $2mm.
  - Build out facility in South America: estimated 12 months & $1-2mm.
  - Set up all aspects of a new factory: estimated 9 months & $1mm.
  - Develop product portfolio with SOPs: estimated 9 months & $500,000.
  - Total: $5-6mm, 3.5 years. Before any sales activity.



Major Milestones

2018

Secured the original licensing agreement & bought a small machine. Built a pilot plant in Oregon to test the technology and develop products.

2019-2022

Partnered with Chilean co-manufacturer and transferred production. Installed two small machines to obtain a manufacturing capacity of ~$1mm.

2019

Secured Avocado Powder placement in Sprouts, Walmart, and Costco PNW rotation.



2020

Officially launched the BranchOut Brand with a line of snacks and powder products. Secured placement in multiple large retailers.



2021-2022

Secured BranchOut branded avocado chips in three Costco regions: Northern California, Texas, and Pacific Northwest Exceptional sales at ~2X hurdle rate.



2022

Purchased large-scale, continuous throughput dehydration machine. Partnered with a manufacturer in Peru to develop BranchOut's manufacturing space and production line. Combined production capacity is now $20-30mm.

Q1 2023

Completed first production run on a new Peru-based manufacturing line. Set up Texas co-packer to receive dried products in bulk from Peru. Co-packer applies seasoning, packages, and ships to customers.





Q2 2023

Secured two private label contracts for six items with a large national retailer. ~$10.3mm in estimated annualized revenue. The first order was delivered in May 2023.

Leadership Team

Eric Healy | Founder, CEO & Chairman

Eric has been our Chief Executive Officer since inception in November 2017. Mr. Healy brings over 13 years of experience as a mechanical engineer, product development engineer, and a food entrepreneur. Prior to founding BranchOut, Mr. Healy was the owner/partner of the No-Bake Cookie Company, running all aspects of the company. Mr. Healy served as a Senior Mechanical Engineer at Stratos Product Development, Synapse Product Development (both consumer product development engineering firms) as well as a Mechanical Engineer at the Boeing Company. Eric earned a Bachelor of Science in Mechanical Engineering from Oregon State University.

Doug Durst | CFO

Douglas Durst, our Chief Financial Officer, is a licensed Certified Public Accountant, MBA, and certified Strategic Planner, who brings over 15 years' experience as Chief Financial Officer of small, mid-stage and public companies. Mr. Durst has experience as a Chief Financial Officer globally, having supported operations in North America, Asia, Africa, and Europe with experience across several relevant market verticals including manufacturing, distribution, logistics, and retail. Mr. Durst has been the CFO of TMS Solutions, Inc. a transcranial magnetic stimulation services company, since 2022. Mr. Durst served as the CFO of SPT Logistics, a shipping and logistics company, from 2020 to 2021, contract CFO and Director of VR Studios, Inc., a virtual reality commercial solutions company, from 2019 to 2020, and contract CFO of Truss Insurance Brokers, from 2017 to 2018. Prior roles include Director of Business Performance at Microsoft Corporation (USSMS&P) and a partner at Moss Adams LLP. Mr. Durst earned his Bachelor of Arts degree in Accounting and Finance at the University of Washington and his Master of Business Administration from Nova Southeastern University.

Key Investment Considerations

- ✔ Disruptive GentleDry dehydration technology
- ✔ Large patent portfolio licensed to BranchOut Food (17 patents in 14 countries)
- ✔ Vertical integration with production in South America for low COGs and quality raw materials
- ✔ $300B+ TAM – Fast-growing food industry and sub-categories, including; snacks, plant-based, dried fruit, and private label
- ✔ Significant traction with multiple private label contracts secured from leading U.S. retailers
- ✔ Huge retail clients, e.g., Walmart, Kroger, Whole Foods Market, Sprouts, etc.
- ✔ Experienced management team and Board of Directors upon completion of the initial public offering (IPO)
- ✔ Rapid top-line growth



BranchOut

Thank you.

Alexander Capital, L.P.
Christopher Carlin
Head of Capital Markets
ccarlin@alexandercapitallp.com
(646) 787-8890

www. branchoutfood.com